Exhibit 99.1

Taubman Centers, Inc.	T 248.258.6800
200 East Long Lake Road	www.taubman.com
Suite 300
Bloomfield Hills, Michigan
48304-2324

Taubman Announces Ownership Increase in The Mall of San Juan
Company now owns 95 percent of the Caribbean’s dominant upscale shopping destination

BLOOMFIELD HILLS, Mich., April 16, 2015 - Taubman Centers, Inc. (NYSE: TCO) today announced the acquisition of an additional 15 percent interest in The Mall of San Juan (San Juan, Puerto Rico), bringing Taubman’s ownership in the center to 95 percent. The additional interest was acquired at cost. New Century Development, Inc. will retain the remaining 5 percent interest in the project.

“We’re pleased to have worked with Taubman to develop the center and see our vision for The Mall of San Juan come to life,” said Luis Rivera Ortiz, president, New Century Development. “As we work to bring New Century's adjoining hotel/casino and office towers to fruition, we believe that disposing of a portion of our interest is the right capital allocation decision.”

“We are very happy to own 95 percent of this terrific asset,” said Robert S. Taubman, chairman, president and CEO of Taubman Centers. “The center debuted on March 26 to much excitement and has clearly been embraced by the community. We believe it is on track to be one of the strongest assets in our portfolio.”

The Mall of San Juan opened on March 26, 2015 as the dominant new upscale shopping destination in Puerto Rico. The center features everything from exclusive luxury brands to contemporary retailers at all price points. It also offers the first Nordstrom and Saks Fifth Avenue in the Caribbean.

About The Mall of San Juan
The Mall of San Juan is a world-class shopping, dining and entertainment destination featuring many distinct, unique to market retailers, including the first Saks Fifth Avenue and Nordstrom in the Caribbean. The center is open from 9 a.m. to 9 p.m. Monday through Saturday and from 11 a.m. to 7 p.m. on Sunday. It is located at the south end of the Teodoro Moscoso Bridge, five minutes from the Luis Muñoz Marín International Airport. For more information visit www.TheMallofSanJuan.com.

About New Century Development
Puerto Rico-based New Century Development is a real estate development firm focused on the development of the 30-acre parcel of land that hosts The Mall of San Juan. In addition, New Century is planning to build the hotel and casino portion of the project, and an office tower complex on the site.

About Taubman
Taubman Centers, Inc. (NYSE: TCO) is an S&P MidCap 400 Real Estate Investment Trust engaged in the ownership, management and/or leasing of 22 regional, super-regional and outlet shopping centers in the U.S. and Asia. Taubman’s U.S.-owned properties are the most productive in the publicly held U.S. regional mall industry. Taubman is currently developing four properties in the U.S. and Asia totaling 4.1 million square feet. Taubman, with more than 60 years of experience in the shopping center industry, is headquartered in Bloomfield Hills, Mich., and Taubman Asia is headquartered in Hong Kong. www.taubman.com.

For ease of use, references in this press release to “Taubman Centers,” “company,” “Taubman” or an operating platform mean Taubman Centers, Inc. and/or one or more of a number of separate, affiliated entities. Business is actually conducted by an affiliated entity rather than Taubman Centers, Inc. itself or the named operating platform.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management's current views with respect to future events and financial performance. The forward-looking statements included in this release are made as of the date hereof. Except as required by law, we assume no obligation to update these forward-looking statements, even if new information becomes available in the future. Actual results may differ materially from those expected because of various risks and uncertainties.  You should review the company's filings with the Securities and Exchange Commission, including “Risk Factors” in its most recent Annual Report on Form 10-K and subsequent quarterly reports, for a discussion of such risks and uncertainties.

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CONTACT:
Barbara Baker, Taubman, Vice President, Corporate Affairs & Investor Relations; 248-258-7367
bbaker@taubman.com

Maria Mainville, Taubman, Director, Strategic Communications; 248-258-7469
mmainville@taubman.com